    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 18, 1999


                                                      REGISTRATION NO. 333-77369
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 4

                                       TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                              GENERAL MAGIC, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                          DELAWARE                                                    77-0250147
      (STATE OR OTHER JURISDICTION OF INCORPORATION OR                    (IRS EMPLOYER IDENTIFICATION NO.)
                       ORGANIZATION)

                             420 NORTH MARY AVENUE
                          SUNNYVALE, CALIFORNIA 94086
                                 (408) 774-4000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                                 STEVEN MARKMAN
                       PRESIDENT, CHIEF EXECUTIVE OFFICER
                     AND CHAIRMAN OF THE BOARD OF DIRECTORS
                              GENERAL MAGIC, INC.
                             420 NORTH MARY AVENUE
                          SUNNYVALE, CALIFORNIA 94086
                                 (408) 774-4000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPIES TO:

                    TIMOTHY MOORE, ESQ.                                          MARY E. DOYLE, ESQ.
                     COOLEY GODWARD LLP                                          GENERAL MAGIC, INC.
                   FIVE PALO ALTO SQUARE                                        420 NORTH MARY AVENUE
                    3000 EL CAMINO REAL                                      SUNNYVALE, CALIFORNIA 94086
              PALO ALTO, CALIFORNIA 94306-2155                                      (408) 774-4000
                       (650) 843-5000

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time as described in the Prospectus after the effective date of this Registration Statement.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.
                            ------------------------


                        CALCULATION OF REGISTRATION FEE


-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------
                                                                        PROPOSED MAXIMUM           PROPOSED MAXIMUM
          TITLE OF EACH CLASS OF                       AMOUNT TO BE      OFFERING PRICE          AGGREGATE OFFERING
        SECURITIES TO BE REGISTERED                      REGISTERED        PER SHARE                          PRICE
-------------------------------------------------------------------------------------------------------------------
Common Stock ($0.001 par value)............     1,130,517 shares(1)        $3.438(2)                  $3,886,717.45
Common Stock ($0.001 par value)............        28,125 shares(3)        $5.078(4)                    $142,818.75
Common Stock ($0.001 par value)............     2,721,750 shares(5)        $3.438(2)                  $9,357,376.50
        TOTAL..............................        3,880,392 shares                                  $13,386,912.70
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------
          TITLE OF EACH CLASS OF                          AMOUNT OF
        SECURITIES TO BE REGISTERED                REGISTRATION FEE
-------------------------------------------------------------------------------------------
Common Stock ($0.001 par value)............                  $1,081
Common Stock ($0.001 par value)............                     $40
Common Stock ($0.001 par value)............                  $2,602
        TOTAL..............................               $3,723(6)
------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------



(1) Represents approximately 300% of the shares of common stock issuable upon conversion of the shares of the Company's Series D Convertible Preferred Stock (the "Series D Preferred") offered under this Registration Statement. The number of shares of common stock included in the Registration Statement is based on the Company's good faith estimate of the number of shares of common stock issuable upon conversion of the Series D Preferred calculated assuming a conversion price of $3.33 per share and conversion as of May 7, 1999. Pursuant to Rule 416 promulgated under the Securities Act, this Registration Statement also covers such indeterminable number of additional shares of common stock as may become issuable upon conversion of Series D Preferred to prevent dilution resulting from stock splits, stock dividends or similar transactions.



(2) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c) of the Securities Act and based on the average of the high and low sales prices of the Common Stock of General Magic, Inc. reported on the Nasdaq National Market on April 23, 1999.



(3) Represents 150% of the shares of common stock issued or issuable upon exercise of warrants to purchase common stock. Pursuant to Rule 416 of the Securities Act, this Registration Statement also covers such indeterminable additional shares of common stock as may become issuable upon exercise of warrants to prevent dilution as a result of any future stock splits, stock dividends or similar transactions.



(4) Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(g)(1) of the Securities Act.



(5) Represents shares of common stock issuable upon conversion of seventy-five percent (75%) of issued shares of the Company's Series A Convertible Preferred Stock, assuming that such conversion is as of the date of this Registration Statement. Pursuant to Rule 416 of the Securities Act, this Registration Statement also covers such indeterminable additional shares as may become issuable upon conversion of the Series A Convertible Preferred Stock as a result of any future stock splits, stock dividends or similar transactions.



(6) Previously paid.


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                  SUBJECT TO COMPLETION, DATED AUGUST 18, 1999



                                3,880,392 Shares


                              GENERAL MAGIC, INC.
                                  Common Stock


     The selling stockholders listed on page 16 are offering up to 3,880,392 shares of General Magic, Inc. common stock. We will not receive any proceeds from the sale of common stock by the selling stockholders.


     Our common stock is quoted on The Nasdaq National Market under the symbol "GMGC." On April 23, 1999, the last sale price of the common stock as reported on The Nasdaq National Market was $3.50.

                           -------------------------

     SEE "RISK FACTORS" BEGINNING ON PAGE 4 FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SHARES OFFERED HEREBY.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                           -------------------------

     The date of this prospectus is              , 1999.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                               TABLE OF CONTENTS


                                                                PAGE
                                                                ----
About General Magic.........................................      2
Risk Factors................................................      4
Special Note Regarding Forward-Looking Statements...........     13
Use of Proceeds.............................................     14
Selling Stockholders........................................     14
Plan of Distribution........................................     21
Legal Matters...............................................     23
Experts.....................................................     23
Where You Can Find More Information.........................     24


                              ABOUT GENERAL MAGIC


     We develop and market voice-enabled services that provide voice access over the telephone to information that is stored on computer networks, including Web sites. Our services are designed to make it easy and convenient for subscribers to access and act on their personal and business information. Our primary offerings are the Portico(TM) virtual assistant service, private-label versions of the Portico service provided by telecommunication carriers to their customers, the myTalk(TM) free email service, and services that provide voice access to Web content over the phone. One of our core technology assets is the magicTalk(TM) voice user interface, used in all of these offerings. We host voice-enabled services in our network operations center, located in Sunnyvale, California.


     The Portico service provides many of the services of a human assistant on an around-the-clock basis. Subscribers -- who today are principally mobile professionals -- may access voice mail, email, calendar, address book, company news and stock quotes from any telephone or, using a standard Web browser, from any personal computer. When accessing the Portico service over the telephone, subscribers interact with magicTalk, a personality-rich natural language voice user interface. With magicTalk, the user doesn't need to remember special voice commands or navigate lengthy push-button menus. The virtual assistant recognizes a full range of conversational commands, from "Call John Smith" to "Would you please call John Smith at home."


     We distribute the Portico virtual assistant service through a nationwide network of resellers, as well as direct to consumers through signup on the Web. We are also working with telecommunication carriers to provide the service to their customers. In May 1999, BellSouth Mobility, Inc. announced its intention to begin a 3-4 month initial deployment of the Portico service in the Atlanta area. Initial deployment of the service is currently scheduled for the third quarter of 1999. Other telecommunications carriers are conducting trials of the Portico service, and we expect to host customized, private-label versions of the service for any additional carriers that elect to make the service commercially available to their customers.



     Voice enabling Web content continues to represent a growth opportunity for us. The Web offers a broad base of potential subscribers, including consumers who may find voice to be an easy way to keep in touch with their favorite Web content when away from home. In June 1999, we introduced myTalk, a free Internet email service. myTalk is the first Internet service to feature a natural language voice interface and allows users to access their email from any telephone and to navigate and reply to messages using their own spoken words. The myTalk service is also accessible through a standard Web browser. Users accessing myTalk will see banner ads during a myTalk Web site session and will hear short audio ads periodically during a telephone session.

     In June 1999, Excite@Home launched the Excite Voicemail service, a free, advertising-supported service that allows Excite users to receive voicemail and faxes in their Excite email accounts. It incorporates our magicTalk voice user interface and operates in our network operations center. In 1998, we announced an agreement with Intuit(R) Inc. to voice enable certain features of Intuit's Quicken.com(TM) personal finance Web site.


     The growth of our Portico business and market deployment of private-label versions of the service by telecommunications carriers has developed more slowly than we had anticipated. We do not expect a full deployment by a telecommunications carrier in 1999. However, we do expect growth in our Internet business, and therefore, we are evaluating the opportunities presented by our respective businesses.


     General Magic was incorporated in California in May 1990 and was reorganized as a Delaware corporation in February 1995. Our principal executive offices are located at 420 North Mary Avenue, Sunnyvale, California 94086, and our telephone number at that location is (408) 774-4000. In this prospectus, "General Magic", "we" and "our" refer to General Magic, Inc., unless the context otherwise requires.

     You should rely only on the information provided or incorporated by reference in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the document.

                                  RISK FACTORS

     An investment in the common stock offered pursuant to this prospectus involves a high degree of risk and the common stock should not be purchased by persons who cannot afford the loss of their entire investment. Purchasers should carefully consider the following risk factors in conjunction with the other information included and incorporated by reference in this prospectus before purchasing or otherwise acquiring the common stock offered hereby.

WE MAY NEVER ACHIEVE AND SUSTAIN PROFITABILITY.


     We may never achieve and sustain profitability. Since our inception, we have generated only minimal revenues. We have incurred significant losses, and we have substantial negative cash flow. As of June 30, 1999, we had an accumulated deficit of $237.1 million, with a net loss of $27.6 million for the six-month period ended June 30, 1999.



     Historically, we have derived a large percentage of our total revenue from license fees and customer support fees. As a consequence of our 1997 change in business strategy, we expect to derive a significant portion of any future revenues from sales of services and advertising by us and by our partners and not from license fees. We expect to incur significant losses through the year 1999, and we may never achieve or sustain significant revenues or become profitable.



OUR LIMITED RESOURCES MAY RESTRICT OUR OPERATIONS AND OUR ABILITY TO IMPLEMENT OUR NEW STRATEGY, AND THE AVAILABILITY OF ADDITIONAL RESOURCES IS UNCERTAIN.



     In early 1997, we changed our business strategy to focus on the marketing and sale of voice-enabled services. Our new business model requires us to devote significant financial resources to a number of complex services, including our Portico and myTalk services and private-label services offered by third parties. If we are not able to successfully manage our existing resources or to secure additional resources in a timely manner, our ability to successfully introduce, maintain and enhance these services and to generate sufficient revenues will be restricted.



     We must conserve cash because we have generated minimal revenues to date. Effective July 30, 1999, we obtained from an institutional investor an equity line of credit for up to an aggregate of $20,000,000 of common stock. We may request draw downs on this equity line beginning on August 25, 1999 and approximately every 31 business days thereafter in increments of $5,000,000. However, there are numerous conditions to our right to draw down, including that the closing bid price of the common stock on the business day immediately preceding a draw down notice must be least $2.00 per share and that the common stock is listed on The American Stock Exchange, The New York Stock Exchange, The Nasdaq National Market or The Nasdaq SmallCap Market. On August 12, 1999, the closing bid price of our common stock was $2.19 per share. It is uncertain that we will be able to meet the closing bid price condition, the listing condition or any other condition. In addition, although we may request draw downs in increments of $5,000,000, the actual dollar amount is subject to limitations based on the daily trading volumes, the market price of the common stock and the investor's ownership percentage. We cannot guarantee that we will be able to draw down on the equity line of credit in amounts sufficient to meet our needs, if at all. In such an event, it is uncertain whether we will be able to obtain alternative financing. Even if we were able to draw down on the equity line of credit in sufficient amounts, we may require additional funding in the future and we cannot guarantee that we will be able to obtain such funding. The unavailability or timing of significant revenues and financing could prevent or delay the continued development and marketing of our services and may require us to curtail our operations. In addition, if we are not able to generate revenues or obtain funding, we may be unable to meet The Nasdaq National Market's continued listing requirements and our common stock could be delisted from that market. See "-- Our common stock may be delisted from The Nasdaq National Market if we are not able to demonstrate compliance with the continued listing requirements."



     In addition, our limited financial resources constrain the size of our technical, business development, sales, marketing and customer support staffs. Our existing personnel may not be able to manage and successfully complete all of the tasks necessary to support the various aspects of our business. Furthermore, Silicon Valley remains a highly competitive job market. Our key management, technical, business development, sales, marketing, administrative and customer support personnel may not remain with us, and we may be unable to attract and retain sufficient personnel to execute our business plan.


OUR BUSINESS MODEL IS NEW AND UNPROVEN, AND WE MAY BE UNABLE TO IMPLEMENT IT SUCCESSFULLY.


     Our new model for conducting business and generating revenue is unproven, and we face many of the risks faced by new businesses, especially companies in new and rapidly evolving markets. Our business depends on our ability to generate revenue from multiple sources, including:


     - the Portico service;

     - private-label versions of our virtual assistant services offered by telecommunications carriers, device manufacturers and other companies;

     - the myTalk service; and

     - services based on our magicTalk(TM) voice user interface technology offered by Internet companies.


     If we fail to generate revenues from one or more of these sources, development and sales of our products and services would be adversely affected.



     It is uncertain whether we or our partners will be able to develop and maintain at reasonable cost a significant subscriber base for virtual assistant services. Although the Portico service was released on July 30, 1998, revenues from Portico subscriptions to date have not been significant. Moreover, market deployment of private-labeled versions of the Portico service by telecommunications carriers has proceeded more slowly than anticipated, and we do not expect a full commercial deployment by a carrier, or associated revenues, in 1999.


     In addition, revenues from our Internet services depend on advertising and sponsorship sales and upgrades to fee-based services, and such revenues may never be sufficient to offset the costs of providing free services. See
"-- Revenues from our Internet services depend on banner and audio advertising sales and upgrades to fee-based services, and our inability to generate sufficient revenues from advertising sales and upgrades would harm our business."

REVENUES FROM OUR INTERNET SERVICES DEPEND ON BANNER AND AUDIO ADVERTISING SALES AND ON UPGRADES TO FEE-BASED SERVICES, AND OUR INABILITY TO GENERATE SUFFICIENT REVENUES FROM ADVERTISING SALES AND UPGRADES WOULD HARM OUR BUSINESS.


     Our business model depends on our ability to generate sufficient revenues from banner and audio advertising sales and upgrades to fee-based services to offset the costs of providing a free service. In order to generate revenues, we and our partners will need to attract a large number of banner and audio advertisers and advertising sponsors on an ongoing basis. In addition, a sufficient number of users must upgrade to fee-based services. If we are not able to attract or retain a sufficient number of advertisers and sponsors or a sufficient number of users of the fee-based services, we may not be able to generate the revenues necessary to operate.


     To attract advertisers and sponsors, we and our partners will need to attract a large number of users to our services. To do so, we must increase awareness of the myTalk and General Magic brands and continually enhance and improve the features and quality of our services. If we or our partners cannot attract a sufficient number of users, we will not be able to attract a sufficient number of advertisers and sponsors to generate revenues.


OUR COMMON STOCK MAY BE DELISTED FROM THE NASDAQ NATIONAL MARKET IF WE ARE NOT ABLE TO DEMONSTRATE COMPLIANCE WITH THE CONTINUED LISTING REQUIREMENTS.



     We are subject to the continued listing requirements of The Nasdaq National Market. On April 15, 1999, we received a letter from The Nasdaq National Market advising us that we had failed to meet these requirements. The letter required us to demonstrate compliance with the continued listing requirements by July 13, 1999. In response to the April 15th letter, we submitted a letter demonstrating our compliance as of May 7, 1999 and providing our plan for continued compliance through December 31, 1999, including the completion, by July 30, 1999, of a financing transaction. On July 1, 1999, The Nasdaq National Market accepted our proposal, contingent on our ability to successfully execute it. As of July 30, 1999, we completed an equity line of credit arrangement. In the event that we are not able to maintain continued compliance with The Nasdaq National Market listing requirements through December 31, 1999, and thereafter, would be subject to a delisting process. In the event that we are delisted, we will seek to list our common stock on other markets, including The Nasdaq Small Cap Market and The American Stock Exchange.



WE MAY BE REQUIRED TO REDEEM THE SERIES D PREFERRED STOCK AND SUCH REDEMPTION COULD SIGNIFICANTLY DEPLETE OUR CASH RESERVES, WHICH WOULD MATERIALLY ADVERSELY AFFECT OUR FINANCIAL CONDITION.



     The holders of the Series D preferred stock have redemption rights if we fail to meet the requirements of the documents governing the Series D preferred stock, including continued listing on The Nasdaq National Market, The American Stock Exchange, Inc. or The New York Stock Exchange. Assuming that all 2,000 shares of Series D preferred stock are outstanding, the total redemption value would be approximately $20 million to $26 million. Such payments would significantly deplete our cash reserves, which would materially adversely affect our financial condition. In addition, such a decrease in our cash reserves may cause our common stock to be delisted from The Nasdaq National Market.

We cannot guarantee that we will be able to meet all of the requirements necessary to avoid a redemption. See "Selling Stockholders -- Relationships between Selling Stockholders and Us."



THE MARKET FOR OUR SERVICES MAY NOT DEVELOP, WHICH WOULD SUBSTANTIALLY IMPEDE OUR ABILITY TO GENERATE REVENUES.



     Our future financial performance depends in large part on growth in demand for our voice-enabled services and products. If the market for voice-enabled services does not develop or if we are unable to capture a significant portion of that market either directly or through our partners, our revenues and our results of operations will be adversely affected.



     The market for voice-enabled services is still evolving. Currently, there are only a limited number of products and applications in this industry. Negative consumer perceptions regarding reliability, cost, ease-of-use and quality of speech-based products affects consumer demand and may impact the growth of the market. As a result, we cannot guarantee that the market for voice-enabled services and products will grow or that consumers will accept any of the services or products built on our magicTalk voice user interface platform.



WE MAY EXPERIENCE INTERRUPTIONS IN SERVICE DUE TO ERRORS OR INADEQUACIES IN OUR SOFTWARE AND SYSTEM ARCHITECTURE, WHICH MAY RESULT IN SIGNIFICANT COSTS, A DECREASE IN REVENUES AND A DECLINE IN OUR STOCK PRICE.


     The ability to provide the Portico and myTalk services and the services of our partners depends on the integrity of our software, computer hardware systems and network infrastructure. We have encountered, and may encounter in the future, errors in our software and our system design. These errors may be expensive to correct, and may lead to substantial interruptions in our service.

     Shortly after the launch of our myTalk service and the Excite Voicemail service, we experienced interruptions in service due to a sudden increase in the number of users. In the event that we experience other sudden increases in the number of users to our services or we are successful in establishing other relationships with partners with large existing customer bases, our network operations center may not be capable of meeting the resulting increase in demand. A sudden increase in demand could lead to slow-downs or failures in our services. Furthermore, we presently do not have redundant, multiple site capacity in the event of a technical failure of our services or a natural disaster.


     Any damage to or failure of our systems could lead to interruptions in service and/or the loss of customer information. Such interruptions or loss could damage our reputation and ability to attract and retain subscribers, partners, sponsors and advertisers, and we may experience negative publicity that could adversely affect our stock price.


WE MUST ESTABLISH AND MAINTAIN DISTRIBUTION RELATIONSHIPS TO GENERATE REVENUES.


     Our success in generating revenues from private-label versions of our virtual assistant services and other services based on our magicTalk voice user interface is dependent on our ability to establish relationships with telecommunication carriers, device manufacturers and Internet and other companies. Although we have entered into arrangements with Qwest Communications Corporation, Intuit(R) Inc., Wireless Knowledge, BellSouth Mobility, Inc. and Excite, Inc., we cannot guarantee that we will be able to maintain these relationships or establish additional relationships. Competition for relationships with telecommunications carriers, device manufacturers and Internet companies is extremely intense. In addition, decisions by these third parties, particularly telecommunications carriers, to enter into distribution relationships can be a lengthy, expensive process, with no assurance of success.

     It is uncertain whether any of the services contemplated by our current and future partners will be commercially launched. Even if these services were commercially launched, our current and future partners may not be able to attract and retain a sufficient number of subscribers to attain profitability. Our control over the marketing efforts of Qwest, Intuit, Wireless Knowledge, BellSouth and Excite is limited under our arrangements. We cannot guarantee that Qwest, Intuit, Wireless Knowledge, BellSouth, Excite or any future partner will actively market the services incorporating our technology.


WE MAY EXPERIENCE DELAYS IN PRODUCT DEVELOPMENT, WHICH COULD ADVERSELY AFFECT OUR REVENUES OR RESULTS OF OPERATIONS.


     Any delays in product development or market launch could adversely affect our revenues or results of operations. To be successful, we must develop technology to enable us to provide, bill for and enhance our Portico service, myTalk service, fee-based services for the myTalk and other Internet services and other voice-enabled services, including those we agree to supply for third parties. Software product development schedules are difficult to predict because they involve creativity and the use of new development tools and learning processes. Our software development efforts have been delayed in the past. In addition to software development delays, we may also experience delays in other aspects of product development. Any product development delays could delay or prevent successful introduction or marketing of new or improved products or services or the delivery of new versions of our products or services.

THE FAILURE OR UNAVAILABILITY OF THIRD-PARTY TECHNOLOGIES AND SERVICES COULD LIMIT OUR ABILITY TO GENERATE REVENUES.

     We have incorporated technology developed by third parties in the Portico and myTalk services and the services to be provided to our partners, including the following:

     - email servers which process both emails and voicemails;

     - the calendar and contact software;

     - the voice recognition software;

     - the text-to-speech software;

     - the billing system; and

     - the network operations center equipment.

     We will continue to incorporate third-party technology in future products and services. We have limited control over whether or when these third-party technologies will be enhanced. In addition, our competitors may acquire interests in these third parties or their technologies, which may render the technology unavailable to us. If a third party fails or refuses to timely develop, license or support technology necessary to our services, market acceptance of our services could be adversely affected.

     In addition, we rely and will continue to rely on services supplied by third parties in connection with providing our services such as telecommunications, Internet access and power. If these services fail to meet industry standards for quality and reliability, market acceptance of our services could be adversely affected.

INTENSE COMPETITION IN THE MARKET FOR VOICE-ENABLED SERVICES COULD PREVENT US FROM ACHIEVING OR SUSTAINING PROFITABILITY.

     The market for voice-enabled services is intensely competitive. We may be unable to compete with existing companies or new companies entering the market. Many of these companies have greater financial resources, name recognition, research and development capabilities, sales and marketing staffs, and better developed distribution channels than we do. The services that we offer may not achieve sufficient quality, functionality or cost-effectiveness to compete with existing or future alternatives. Furthermore, our competitors may succeed in developing competing products or services which are more effective and cheaper or which render our services or technology obsolete. If we are unable to compete effectively, our business would be adversely affected.

CONVERSION OF PREFERRED STOCK OR ISSUANCE OF OTHER SECURITIES WOULD DILUTE CURRENT STOCKHOLDERS.


     We have 50,000 shares of Series A preferred stock, 2,000 shares of Series D preferred stock and 599 shares of Series E preferred stock outstanding, all of which are convertible into common stock. In addition, we have a warrant to purchase an additional 100 shares of Series E preferred stock and warrants to purchase an aggregate of 780,000 shares of common stock outstanding. We also have an equity line of credit arrangement under which we could issue up to $26,000,000 in common stock. The holders of common stock could experience substantial dilution to their investment upon conversion of the preferred shares, exercise of the warrants or draw downs under the equity line of credit arrangement. The number of shares of common stock issuable upon the conversion of the Series D preferred stock and pursuant to the equity line of credit arrangement depends on the prices of the common stock as quoted on The Nasdaq National Market shortly before the date of conversion or issuance and sale. We cannot predict the price of the common stock in the future. If the price of our common stock decreases over time, the number of shares of common stock issuable upon conversion of the preferred stock and draw downs under the equity line of credit will increase and the holders of common stock would experience additional dilution of their investment. Such dilution could cause the stock price of our common stock to decrease further. A decrease in the stock price of our common stock could cause our common stock to be delisted from The Nasdaq National Market. See "Selling Stockholders -- Relationships between Selling Stockholders and Us."


     Our board of directors has the authority to issue 432,301 additional shares of preferred stock that are convertible into common stock without any action by our stockholders. In addition, our board of directors may sell additional shares of common stock or other equity securities that are convertible into common stock without any action by our stockholders. The issuance and conversion of any such preferred stock or equity securities would further dilute the percentage ownership of our stockholders.

TECHNOLOGY CHANGES RAPIDLY IN OUR MARKET, AND OUR FUTURE SUCCESS WILL DEPEND ON

OUR ABILITY TO MEET THE NEEDS OF OUR CUSTOMERS.

     The telecommunications services market is characterized by rapid technological change, changing customer needs, frequent new product introductions and evolving industry standards. The introduction of products or services embodying new technologies and the emergence of new industry standards could render our voice-enabled services obsolete and unmarketable.


     Our success will depend upon our ability to timely develop and introduce new products and services, as well as enhancements to our existing products and services, to keep pace with technological developments and emerging industry standards and address the changing needs of partners, users, sponsors and advertisers. We may not be successful in developing and marketing new products and services that respond to technological changes, or evolving industry standards. We may experience difficulties that could delay or prevent the successful development, introduction and marketing of new products and services. In addition, our new products and services may not adequately meet the requirements of the marketplace or achieve market acceptance.



WE ARE DEPENDENT ON THE INTERNET, AND THE INTERNET MAY PROVE NOT TO BE VIABLE.



     Our future success is in part dependent upon continued growth in the use of the Internet. Internet use by consumers is in an early stage of development, and market acceptance of the Internet as a medium for content, advertising and electronic commerce is highly uncertain. If the Internet fails to be a viable means of conducting commerce or communications, we may not be able to generate revenues. A number of factors may inhibit the growth of Internet usage including security concerns, inconsistent quality of service, limited availability of cost-effective, high-speed access and inadequate network infrastructure. If the Internet continues to experience significant growth in the number of users and level of use, the Internet infrastructure may not be able to support the demands placed on it by such growth.



     In addition, the market for Internet advertising may not develop. The adoption of Internet advertising, particularly by companies that have historically relied on traditional channels to advertise or sell their products and services, requires the acceptance of a new way of conducting business. Potential advertisers may have negative perceptions of the Internet as an effective means of advertising or selling their products or services. If the market for Internet advertising does not develop, our business would be harmed.



OUR FAILURE TO PROTECT OUR INTELLECTUAL PROPERTY COULD IMPAIR OUR COMPETITIVE POSITION.


     We believe that our success depends, in part, on our ability to protect our intellectual property. In order to do that, we must take the following measures:

     - obtain patent, copyright and trademark protection where appropriate;

     - preserve our trade secrets;

     - defend our patents, copyrights, trademarks and trade secrets against infringement; and

     - prevent unauthorized disclosure of confidential information through the use of confidentiality agreements with employees, consultants and partners.

     We may be unable to accomplish these measures. In addition, we cannot be certain that they will be adequate to protect our intellectual property. In spite of our efforts, third parties may successfully copy our products or use our confidential information.

VARIOUS PARTIES MAY ACCUSE US OF INFRINGING THEIR INTELLECTUAL PROPERTY RIGHTS, AND ANY RELATED LITIGATION COULD HARM OUR BUSINESS REGARDLESS OF ITS MERIT.

     Third parties may assert claims against us from time to time alleging infringement, misappropriation or other violations of proprietary rights, whether or not such claims have merit. Such claims can be time consuming and expensive to defend and could require us to cease the use and sale of allegedly infringing products and services, incur significant litigation costs and expenses, develop or acquire non-infringing technology or obtain licenses to the alleged infringing technology. We may not be able to develop or acquire alternative technologies or obtain such licenses on commercially reasonable terms.

SECURITY PROBLEMS IN OUR SERVICES WOULD LIKELY RESULT IN SIGNIFICANT LIABILITY AND REDUCED REVENUES.

     Security vulnerabilities and weaknesses may be discovered in our services or licensed technology incorporated into our services or in the media by which subscribers access our services. Any security problems in our services or the licensed technology incorporated in our services may require us to expend significant capital and other resources to alleviate the problems. In addition, these problems could result in the loss or misuse of personal information, including credit card numbers, and limit the number of subscribers to our Portico and myTalk services and to services of our partners. A decrease in the number of subscribers could lead to decreased revenues and termination of our relationships with advertisers, sponsors and partners. These problems may also cause interruptions or delays in the development of enhancements to our services and may result in lawsuits against us.

     We will continue to incorporate authentication, encryption and other security technologies in our services. However, such technologies may not be adequate to prevent break-ins. In addition, weaknesses in the media by which users access these services, including the Internet, land-line telephones, cellular phones and other wireless devices, may compromise the security of the electronic information accessed from the service. We intend to continue to limit our liability to end users and to our partners, including liability arising from failure of the authentication, encryption and other security technologies incorporated into our services, through contractual provisions. However, such limitations may not eliminate liability. We do not currently have liability insurance to protect against risks associated with forced break-ins or disruptions.

A PRODUCT LIABILITY CLAIM ASSERTED AGAINST US COULD MATERIALLY AND ADVERSELY AFFECT OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     We may be subject to claims for damages related to system errors and other defects in our services. Agreements with end users of our services typically contain provisions designed to limit exposure to potential product liability claims. However, these provisions may not be sufficient to protect us from liability. We currently have liability insurance to protect against certain risks associated with system errors and other defects in our services. However, we cannot guarantee that such insurance will be sufficient.

OUR STOCK PRICE HAS BEEN EXTREMELY VOLATILE, AND EXTREME PRICE FLUCTUATIONS COULD ADVERSELY AFFECT YOUR INVESTMENT.

     The market price of our common stock has been extremely volatile. Since our initial public offering in February 1995, the closing price of our common stock has ranged from a high of $26.625 to a low of $0.938 per share.

     Publicized events and announcements may have a significant impact on the market price of our common stock. For example, shortfalls in our revenue or net income, conversions of preferred stock into common stock, delays in product development, disruptions in our service, or announcements of partnerships, technological innovations or new products or services by our competitors could have the effect of temporarily or permanently driving down the price of our common stock. In addition, the stock market from time to time experiences extreme price and volume fluctuations which particularly affect the market prices for emerging and technology companies, such as ours, and which are often unrelated to the operating performance of the affected companies. These broad market fluctuations may adversely affect your ability to sell your shares at a price equal to or above the price you purchased them. In addition, a decrease in the stock price of our common stock could cause our common stock to be delisted from The Nasdaq National Market.

YEAR 2000 COMPLICATIONS MAY DISRUPT OUR OPERATIONS AND HARM OUR BUSINESS.

     We face risks related to the inability of computer systems to accurately identify and process dates beyond the year 1999. We are currently taking steps to address these risks for all of our computer systems, including internal systems and systems supplied to us by third parties. These systems include those that are commonly thought of as information technology systems, such as our billing, accounting and network systems. In addition, these systems include those that are non-information technology systems, such as our building control systems, building safety systems and communications systems. Based on currently available information, we do not believe that year 2000 issues will have a material adverse impact on our results of operations or financial condition. However, we may fail to identify all critical year 2000 problems, may not properly assess, remediate or test our systems, and may encounter unexpected delays or costs associated with our year 2000 effort. In addition, we have not completed our assessment of the year 2000 readiness of significant suppliers. We believe that noncompliance of products and services supplied to us by third parties presents the most significant year 2000 risk. We rely on third-party suppliers for a significant number of systems related to our Portico service, such as:

     - email servers which process both emails and voicemails;

     - the calendar and contact software;

     - the voice recognition software;

     - the text-to-speech software;

     - the billing system; and

     - the network operations center equipment.

     In addition, we rely on third parties for key services, such as telecommunications, Internet access and power. In the event that we, or any of our third-party suppliers, are not year 2000 ready, we could experience significant disruptions in our operations and service offerings. Such interruptions could lead to lost sales, loss of relationships with partners, advertisers and sponsors, and damage to our business reputation.

DELAWARE LAW AND CERTAIN PROVISIONS OF OUR CHARTER DOCUMENTS MAY INHIBIT POTENTIAL ACQUISITION BIDS.

     Delaware law and our charter may inhibit potential acquisition bids for General Magic. We are subject to the antitakeover provisions of the Delaware General Corporation Law, which could delay a merger, tender offer or proxy contest or make such a transaction more difficult. In addition, provisions of our certificate of incorporation and bylaws may have the effect of delaying or preventing a change in control or in management, or may limit the price that certain investors may be willing to pay in the future for shares of common stock. These provisions include:

     - issuance of "blank check" preferred stock, which is preferred stock that can be issued by the board of directors without prior stockholder approval, with rights senior to those of common stock;

     - prohibition on stockholder action by written consent;

     - requirement that a two-thirds vote of the stockholders is required to amend the bylaws; and

     - advance notice requirements for submitting nominations for election of the board of directors and for proposing matters that can be acted upon by stockholders at a meeting.

     Furthermore, the Series D preferred stock provides holders rights to redemption of their Series D preferred stock upon a change in control, which could make an acquisition more difficult. See "Selling
Stockholders -- Relationships between Selling Stockholders and Us."

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Some of the statements in this prospectus and the documents incorporated by reference are forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties, including, among others, those listed under "Risk Factors" above and in the documents incorporated by reference.

     In some cases, you can identify forward-looking statements by words such as "anticipates," "believes," "expects," "future," "intends," and similar expressions.

     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, events, levels of activity, performance, or achievements. You are cautioned not to place undue reliance on these forward-looking statements. We do not intend to update any of the forward-looking statements after the date of this prospectus to conform them to actual results.

                                USE OF PROCEEDS

     We will not receive any proceeds from the sale of the shares offered pursuant to this prospectus by the selling stockholders and all proceeds will go to the selling stockholders to be used for their own purposes.

                              SELLING STOCKHOLDERS

     The following table sets forth:

     - the names of the selling stockholders,

     - the number of shares of common stock underlying the preferred stock and warrants held by each of them as of June 10, 1999,

     - the number of shares which may be offered pursuant to this prospectus and

     - the number of shares and percentage of class to be beneficially owned by each selling stockholder after this offering.


                                  PREFERRED STOCK                           WARRANTS
                        ------------------------------------   -----------------------------------
                                                  SHARES OF                             SHARES OF
                                                  UNDERLYING                            UNDERLYING
                        SHARES OF    SHARES OF      COMMON     SHARES OF    SHARES OF     COMMON
                        UNDERLYING     COMMON       STOCK      UNDERLYING    COMMON       STOCK
                          COMMON       STOCK      AFTER THE      COMMON       STOCK     AFTER THE
 SELLING STOCKHOLDER      STOCK       OFFERED      OFFERING      STOCK       OFFERED     OFFERING
 -------------------    ----------   ----------   ----------   ----------   ---------   ----------

RGC International
 Investors, LDC.......    758,155     1,130,517    379,078      201,150       28,125     182,400
Microsoft
 Corporation..........  3,629,000     2,721,750    907,250           --           --          --
                                     ----------                              -------
       TOTALS.........                3,852,267                               28,125
                                     ==========                              =======

                                       TOTAL SHARES
                                      OF COMMON STOCK
                        -------------------------------------------
                                                       SHARES OF
                         SHARES OF                   COMMON STOCK
                           COMMON      SHARES OF     BENEFICIALLY
                           STOCK         COMMON          OWNED
                        BENEFICIALLY     STOCK         AFTER THE
 SELLING STOCKHOLDER       OWNED        OFFERED        OFFERING
 -------------------    ------------   ----------   ---------------
                                                        #        %
RGC International
 Investors, LDC.......   2,700,393      1,158,642   2,302,565   5.5
Microsoft
 Corporation..........   3,629,000      2,721,750     907,250   2.2
                                       ----------
       TOTALS.........                  3,880,392
                                       ==========


-------------------------
  *  Represents less than 1%.

NOTES REGARDING PREFERRED STOCK AND WARRANTS

     The preferred stock referenced in the table represents Series A Convertible Preferred Stock as to Microsoft Corporation and Series D Convertible Preferred Stock as to all other selling stockholders.

     The information relating to the number of shares underlying the preferred stock and the warrants assumes conversion or exercise as of June 10, 1999, and as to the Series D preferred stock, assumes a conversion price of $3.33, the average of the closing sales prices of the ten trading days immediately following March 30, 1999.

NOTES REGARDING NUMBER OF SHARES TO BE OFFERED

     The conversion price of the Series D preferred stock and the exercise price of the warrants are subject to adjustment for events which cannot be predicted by us at this time, including the future market price of the common stock. Consequently, the number of shares to be offered by the selling stockholders other than Microsoft Corporation as set forth in the table represents an estimate. The actual number of shares of common stock issuable upon conversion of the Series D preferred stock and exercise of warrants could be materially less or more. To provide for the range of reasonably possible conversion prices, we have registered, and the number of shares offered by each selling stockholder as set forth in the table, includes:

     - approximately 300% of the common stock issuable upon conversion of the Series D preferred stock held by such selling stockholder as of June 10, 1999 and

     - 150% of the common stock issuable upon exercise of the warrants issued in connection the Series D preferred stock held by such selling stockholder as of June 10, 1999.

See "-- Relationships between the Selling Stockholders and Us."

NOTES REGARDING NUMBER OF SHARES OWNED AFTER OFFERING

     Because the selling stockholders may offer all, some or none of their common stock, we cannot provide a definitive estimate of the number of shares that each selling stockholder will hold after the offering.

     The shares beneficially owned after the offering column assumes the sale of all shares offered. The percentage owned after the offering column is based on 41,036,769 shares of common stock outstanding as of June 10, 1999.

NOTES REGARDING BENEFICIAL OWNERSHIP

     Except as set forth below, each of the selling stockholders has sole voting and investment power with respect to all shares of General Magic common stock shown as beneficially owned by them.

     The number of shares of common stock set forth in the table as underlying the preferred stock and the warrants or as beneficially owned by each selling stockholder assumes conversion or exercise of all of the Series D preferred stock and the warrants held by such selling stockholder. However, no selling stockholder may convert or exercise the Series D preferred stock or the warrants owned by it if such conversion or exercise would result in that selling stockholder, together with its affiliates, beneficially owning more than 4.9% of the then outstanding common stock. In this regard, beneficial ownership of the selling stockholders set forth in the table is not determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.


RELATIONSHIPS BETWEEN THE SELLING STOCKHOLDERS AND US


     None of the selling stockholders has held any position or office or has had any other material relationship with General Magic or any of our affiliates within the past three years other than as a result of its ownership of shares of equity securities. This information is based upon information provided by the selling stockholders.

Microsoft Corporation

     In February 1998, we issued to Microsoft Corporation 50,000 shares of our Series A Convertible Preferred Stock pursuant to a preferred stock purchase agreement. The terms and conditions of the Series A shares are as follows:

     Dividends. If and when the board of directors declares a dividend payable on the common stock, each Series A share will be entitled to receive dividends on an "as if converted" basis. We must pay dividends on Series A shares before we pay any dividends on the common stock. Dividends on Series A shares are non-cumulative.

     Conversion. Each Series A share is convertible into 72.58 shares of our common stock. The number of shares of common stock issuable upon conversion of the Series A shares is subject to adjustment for:

     - dividends or other distributions on outstanding common stock;

     - a stock split or stock combination;

     - a capital reorganization or reclassification; or

     - issuances of common stock at a price per share below $1.24 or of other securities convertible or exercisable for common stock at a price below $1.24.

     The 50,000 Series A shares outstanding as of June 10, 1999, would be convertible into approximately 3,629,000 shares of common stock.

     Liquidation Preference. In the event that we liquidate, dissolve or unwind, we must pay holders of the Series A shares an amount equal to $90 per share plus any declared but unpaid dividends. We must pay the holders of the Series A shares before we pay the holders of the common stock.

     Voting Rights. Holders of Series A shares are eligible to vote with holders of common stock on an "as if converted" basis.

     As a condition to the sale of the Series A shares, we entered into a patent license agreement with Microsoft for certain of our technology and agreed to a covenant not to sue on matters relating to our patents.

     The summary set forth above is not intended to be a complete description of all of the terms of the documents governing our relationship with Microsoft. Please refer to the copies of the relevant documents which were filed as exhibits to our registration statement on Form S-3 filed with the SEC on May 1, 1998 and Amendment #2 to such registration statement filed with the SEC on June 5, 1998.

Selling Stockholders Other Than Microsoft

     In March 1999, we issued to the selling stockholders other than Microsoft an aggregate of 2,000 shares of our Series D Convertible Preferred Stock and warrants to purchase an aggregate of 150,000 shares of common stock pursuant to a securities purchase agreement.

     The warrants are exercisable for 150,000 shares of common stock at a current exercise price of $5.078 per share. They have a term of three years. The exercise price and the number of shares issuable upon exercise of the warrants will change in the event of any of the following:

     - our issuance or sale or deemed issuance or sale of shares of common stock at a price less than $5.078; or

     - stock splits, stock dividends or similar transactions.

     The terms of the Series D shares are as follows:

     Dividends. The Series D shares accrue dividends quarterly at a rate of 5% per annum. The dividends are payable, at our option, in cash or by adding the amount of accrued and unpaid dividends to the liquidation preference, as described below.

     Conversion Rights. Each Series D share is convertible, at the option of a Series D holder, into that number of shares of common stock obtained by dividing the liquidation preference by the conversion price. The liquidation preference of a Series D share equals $10,000 plus any accrued and unpaid dividends and any unpaid default interest on cash dividends.


     Initial Conversion Price. The initial conversion price is $3.97.



     Resets of Conversion Price. The conversion price will be reset following the last day of each September and March and on December 31, 1999 and June 30, 2000. The reset price will be equal to 110% of the average of the closing bid prices of the common stock during the ten trading days immediately after each reset date. The conversion price will only be reset if the reset price is less than the then-effective conversion price.


     Other Adjustments to Conversion Price. In addition, the conversion price may change in the event of:

     - stock splits, stock dividends or similar transactions;

     - our failure to maintain the registration statement relating to shares issuable upon conversion or exercise of the Series D share and the warrants;

     - our failure to maintain the listing of the common stock on The Nasdaq National Market, The American Stock Exchange, Inc. or The New York Stock Exchange;

     - a purchase, tender or exchange offer accepted by holders of more than 50% of our common stock which is approved or recommended by the board of directors;

     - our issuance or sale or deemed issuance or sale of shares of common stock at a price less than the then-effective conversion price; or

     - our issuance or sale or deemed issuance or sale of convertible securities that are convertible into common stock at a conversion price which varies with the market price of the common stock.

     As discussed above, both the initial conversion price and subsequent adjustments to the conversion price are determined, in part, by the future market price of the common stock. The following table sets forth a range of hypothetical market prices, the corresponding conversion prices, the number of shares of common stock issuable upon conversion of all 2,000 Series D shares at each such conversion price and the percentage of outstanding common stock represented by such shares, after giving effect to such conversion.

AVERAGE CLOSING BID    CONVERSION                    PERCENTAGE OF
   PRICE FOR 10          PRICE         COMMON            TOTAL
    CONSECUTIVE       (110% OF THE     SHARES          SHARES OF
   TRADING DAYS         AVERAGE)     ISSUABLE(1)    COMMON STOCK(2)
-------------------   ------------   -----------    ---------------
       $1.00             $1.10        18,361,141         30.9%
       $3.00             $3.30         6,120,375         13.0
       $3.69(3)          $4.06         4,974,688         10.8
       $5.00             $5.50         3,672,225          8.2
       $7.00             $7.70         2,623,015          6.0

-------------------------
(1) Assumes conversion on June 10, 1999.

(2) Based on 41,036,769 shares of common stock outstanding as of June 10, 1999 plus the number of shares of common stock issuable upon conversion of the Series D shares at each of the indicated conversion prices.

(3) Represents the average of the closing bid prices for the 10 consecutive trading days after May 24, 1999.

     As shown in the table, in the event that the market price of the common stock decreases over time, the number of shares of common stock issuable upon conversion of the Series D shares will increase and holders of the common stock would experience further dilution.

     There is no minimum conversion price. Therefore, the conversion price could be lower than $1.10 per share, in which case, the holders of the common stock may be further diluted.

     The number of shares of common stock issuable as shown in the table assumes the conversion of all outstanding Series D shares. However, no Series D holder may convert its Series D shares if the conversion would result in such holder, together with its affiliates, beneficially owning more than 4.9% of the then outstanding common stock.


     Automatic Conversion. The outstanding Series D shares will automatically convert into common stock on March 30, 2002. The conversion rate will equal the liquidation preference divided by the closing bid price on that date. The liquidation preference of a Series D share equals $10,000 plus any accrued and unpaid dividends and any unpaid default interest on cash dividends.


     Preemptive Rights. For a period of 365 days after the effectiveness of this registration statement, the holders of the Series D shares have a right of first refusal with respect to 100% of future issuances of:

     - convertible securities that are convertible into or exchangeable for common stock at a conversion price which may vary with the market price of the common stock;

     - shares of common stock issued at a price which is less than 93% of the closing bid price on the issuance date of such shares; and

     - convertible securities that are convertible into or exchangeable for common stock at a conversion price which is less than 93% of the closing bid price on the issuance date of such securities.

     Our Redemption Rights upon a Change of Control. We may redeem all of the Series D shares upon a consolidation, merger or other business combination resulting in a change of control if:

     - on each day during the 60-trading day period prior to our election of redemption, the common stock is listed on Nasdaq or the NYSE;

     - we have delivered all shares of common stock upon conversion on a timely basis; and

     - we have otherwise satisfied our obligations and are not in default under the certificate of designations or the purchase agreement or the registration rights agreement governing the rights of the Series D shares.

     If a registration statement for the sale of all common stock issuable upon conversion or exercise of the Series D shares and warrants has been available at all times during the 60 consecutive trading days prior to our election to redeem, the redemption price will be equal to 115% of the liquidation preference. If not, the redemption price will be the greater of 115% of the liquidation preference or the market price on the date of the public announcement of the consolidation, merger or other business combination.

     Our Redemption Rights upon Resets of Conversion Price. In addition, in the event that the conversion price is reset to an amount which is less than 50% of the initial conversion price, we may redeem all of the Series D shares at the liquidation preference if:

     - on each day during the 20-trading day period prior to our election of redemption, a registration statement is available for sale of no less than 125% of the number of shares which have been issued and are issuable upon conversion of the Series D shares and the warrants;

     - on each day during the 20-trading day period prior to our election of redemption, the common stock is listed on Nasdaq or the NYSE;

     - we have delivered all shares of common stock upon conversion on a timely basis;

     - we have otherwise satisfied our obligations and are not in default under the certificate of designations or the purchase agreement or the registration rights agreement governing the rights of the Series D shares; and

     - none of the following or any announcement of the following shall have occurred:

          - consolidation, merger or other business combination resulting in a change of control;

          - sale of all or substantially all of our assets; or

          - a purchase, tender or exchange offer accepted by holders of more than 50% of our common stock.

     See "Resets of Conversion Price" above.

     Redemption Rights of Series D Holders upon a Major Transaction, including a Change of Control. The Series D holders are entitled to require us to redeem some or all of their shares at a per share price equal to the greater of 125% of the liquidation preference, or the market price at the time of the public announcement of any of the following events:

     - a consolidation, merger or other business combination resulting in a change of control;

     - sale of all or substantially all of our assets; or

     - a purchase, tender or exchange offer accepted by holders of more than 50% of our common stock which is approved or recommended by the board of directors.

     However, in the event of a consolidation, merger or other business combination resulting in a change of control, the holders of the Series D Shares may not exercise their rights of redemption if we have previously exercised our redemption right. See " -- Our Redemption Rights upon a Change of Control."

     Redemption Rights of Series D Holders upon Covenant Breaches. The Series D holders are also entitled to require us to redeem some or all of their shares at a per share price equal to the liquidation preference at the time of any of the following events:

     - our failure to maintain the registration statement for the resale of the common stock issuable upon conversion or exercise of the Series D shares and warrants;

     - our failure to maintain listing of the common stock on Nasdaq, AMEX or NYSE;

     - a purchase, tender or exchange offer accepted by holders of more than 50% of our common stock which is not approved or recommended by the board of directors.

     Furthermore, the Series D holders are entitled to require us to redeem some or all of their shares at a per share price equal to 130% of the liquidation preference if:

     - any representation or warranty made by us in the documents related to the sale of the Series D shares was not true and correct at the time it was made; or

     - we breach any covenant or other term or condition of any document related to the sale of the Series D shares.

     However, the Series D holders will not have the redemption right if such breach would not have a material adverse effect on us or if a breach continues for less than ten days.

     The Series D holders also have a right to require us to redeem some or all of their shares at a price per share equal to the greater of 130% of the liquidation preference or the market price at the time of any of the following events:

     - our failure to use our best efforts to maintain registration of the common stock issuable upon conversion or exercise of the Series D shares or warrants;

     - our failure to use our reasonable best efforts to maintain the listing of the common stock on Nasdaq National Market, AMEX or NYSE;

     - our failure to timely convert Series D shares; or

     - our failure to make penalty payments, if we choose not to redeem the Series D shares upon the occurrence of any of the following:

          - our failure to maintain listing of the common stock on Nasdaq, AMEX or NYSE;

          - a purchase, tender or exchange offer accepted by holders of more than 50% of our common stock which is not approved or recommended by the board of directors.

     Voting Rights. An affirmative vote of not less than two-thirds of the then-outstanding Series D shares is required to approve any change to the Certificate of Designations or our Certification of Incorporation that would adversely affect or otherwise impair the rights or priority of the Series D holders relative to holders of any other class of capital stock. Otherwise, except as required by law, the Series D shares have no other voting rights.

     Liquidation Rights. In the event we liquidate, dissolve or wind up, we must pay the holders of the Series D shares an amount per share equal to $10,000 plus any accrued and unpaid dividends and any unpaid default interest on cash dividends. We must pay the Series D holders before we pay the holders of common stock.

     The summary set forth above is not intended to be a complete description of all of the terms of the documents governing the Series D shares and the warrants. Please refer to the copies of the relevant documents which were filed as exhibits to our Current Report on Form 8-K filed with the SEC on April 2, 1999.

     We issued 5 1/2% Cumulative Convertible Series B Preferred Stock and Series C Convertible Preferred Stock to some of the selling stockholders. However, as of the date of this prospectus, all shares of Series B preferred stock and Series C preferred stock have been converted into our common stock.

                              PLAN OF DISTRIBUTION

     The selling stockholders or their respective pledgees, donees, transferees or other successors in interest may, from time to time, sell all or a portion of the shares on The Nasdaq National Market, in privately negotiated transactions or otherwise. Shares may be sold at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. The shares may be sold by the selling stockholders by one or more of the following methods, without limitation:

     - block trades in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     - purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

     - an exchange distribution in accordance with the rules of such exchange;

     - ordinary brokerage transactions and transactions in which the broker solicits purchasers;

     - privately negotiated transactions;

     - short sales;

     - through the writing of options on the shares;

     - in one or more underwritten offerings on a firm commitment or best effort basis; and

     - a combination of any such methods of sale.

     In effecting sales, brokers and dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share. To the extent such broker-dealer is unable to do so acting as agent for a selling stockholder, to purchase as principal any unsold shares at the stipulated price. Broker-dealers who acquire shares as principals may thereafter resell such shares from time to time in transactions in The Nasdaq National Market at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above. The selling stockholders may also sell the shares in accordance with Rule 144 under the Securities Act of 1933, as amended, rather than pursuant to this prospectus.

     From time to time, one or more of the selling stockholders may pledge, hypothecate or grant a security interest in some or all of the shares owned by them. The pledgees, secured parties or persons to whom such securities have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling stockholders. The number of a selling stockholder's shares offered under this prospectus will decrease as and when it takes such actions. The plan of distribution for such selling stockholder's shares will otherwise remain unchanged. In addition, a selling stockholder may, from time to time, sell short the common stock of General Magic, and in such instances, this prospectus may be delivered in connection with such short sales and the shares offered under this prospectus may be used to cover such short sales.

     To the extent required under the Securities Act of 1933, as amended, the aggregate amount of selling stockholders' shares of common stock being offered and the terms of the offering, the names of any such agents, brokers, dealers or underwriters and any applicable commission with respect to a particular offer will be set forth in an accompanying prospectus supplement. Any underwriters, dealers, brokers or agents participating in the distribution of the common stock may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a selling stockholder and/or purchasers of selling stockholders' shares of common stock, for whom they may act (which compensation as to a particular broker-dealer might be in excess of customary commissions).

     The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in sales of the shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be an underwriting commission or discount under the Securities Act of 1933, as amended.

     A selling stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the common stock in the course of hedging the positions they assume with such selling stockholder, including, without limitation, in connection with distributions of the common stock by such broker-dealers. A selling stockholder may enter into option or other transactions with broker-dealers that involve the delivery of the shares offered hereby to the broker-dealers, who may then resell or otherwise transfer such shares. A selling stockholder may also loan or pledge the shares offered hereby to a broker-dealer and the broker-dealer may sell the shares offered hereby so loaned or upon a default may sell or otherwise transfer the pledged shares offered hereby.

     The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the shares by the selling stockholders or any other such person. The foregoing may affect the marketability of the shares.

     We have agreed to indemnify in certain circumstances the selling stockholders and the broker-dealers and agents who may be deemed to be underwriters, if any, of the securities covered by the registration statement, against certain liabilities, including liabilities under the Securities Act of 1933, as amended. The selling stockholders have agreed to indemnify in certain circumstances General Magic against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

     The shares of common stock were originally issued to the selling stockholders pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended, provided by Section 4(2) thereof. We agreed to register the common stock under the Securities Act of 1933, as amended. We have agreed to pay all reasonable expenses, other than underwriter discounts and commissions, incident to the filing of this registration statement. We also agreed to reimburse the selling stockholders for expenses incurred by the selling stockholders in their purchase of the Series D Convertible Preferred Stock and warrants, up to a maximum of $25,000.

                                 LEGAL MATTERS

     The legality of the shares of common stock offered hereby is being passed upon by Cooley Godward LLP, Palo Alto, California.

                                    EXPERTS

     The consolidated financial statements of General Magic, Inc. as of December 31, 1998 and December 31, 1997, and for each of the years in the three-year period ended December 31, 1998 and for the period from May 1, 1990 (inception) to December 31, 1998 have been incorporated herein by reference and in the registration statement in reliance upon the report of KPMG LLP, independent auditors, incorporated herein by reference and upon the authority of said firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC a registration statement on Form S-3 to register the common stock offered by this prospectus. However, this prospectus does not contain all of the information contained in the registration statement and the exhibits and schedules to the registration statement. We strongly encourage you to carefully read the registration statement and the exhibits and schedules to the registration statement.

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, DC, New York, New York and Chicago, Illinois. You can request copies of these documents by contacting the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's website at www.sec.gov.

     The SEC allows us to "incorporate by reference" the information contained in documents that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference which we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below:

     1. Our Annual Report on Form 10-K for the year ended December 31, 1998, filed with the Commission on March 31, 1999;


     2. Our Report on Form 8-K filed with the Commission on April 2, 1999;



     3. Our Quarterly Report on Form 10-Q filed with the Commission on May 17, 1999;



     4. Our Report on Form 8-K filed with the Commission on August 3, 1999;



     5. Our Report on Form 8-K filed with the Commission on August 3, 1999;



     6. Our Quarterly Report on Form 10-Q filed with the Commission on August 16, 1999; and



     7. The description of the common stock contained in our Registration Statement on Form 8-A filed under the Securities Exchange Act of 1934, as amended, including any amendment or report filed for the purpose of updating such description.


     In addition, we incorporate by reference any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended.

     You may request a copy of these filings, at no cost to you, by writing or telephoning us at:

                              General Magic, Inc.
                         Attention: Investor Relations
                               420 N. Mary Avenue
                          Sunnyvale, California 94086
                           Telephone: (408) 774-4000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                                3,880,392 Shares


                              GENERAL MAGIC, INC.

                                  Common Stock

                           -------------------------

                                   PROSPECTUS
                           -------------------------

                                           , 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the costs and expenses in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions. All of the amounts shown are estimates except the Securities and Exchange Commission registration fees and Nasdaq filing fee.


                                                              TO BE PAID
                                                                BY THE
                                                              REGISTRANT
                                                              ----------
SEC Registration Fee........................................   $ 3,723
Nasdaq filing fee...........................................   $17,500
Accounting fees and expenses................................   $ 7,500
Legal fees and expenses.....................................   $ 5,000
Printing expenses...........................................   $ 2,000
Miscellaneous expenses......................................   $ 2,277
                                                               -------
          Total.............................................   $38,000
                                                               =======


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents and in agreements with its directors and officers provisions expanding the scope of indemnification beyond that specifically provided by the Delaware law. The Registrant's Bylaws provide that the Registrant shall indemnify to the full extent authorized by law any person made or threatened to be made a party to an action or a proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she, his or her testator or intestate was or is a director, officer or employee of the Registrant or any predecessor of the Registrant or serves or served any other enterprise as a director, officer or employee at the request of the Registrant or a predecessor of the Registrant. The Registrant's Bylaws also provide that the Registrant may enter into one or more agreements with any person which provides for indemnification greater or different than that provided in such Bylaws. We have entered into such indemnification agreements with our directors and officers.

     The Registrant maintains insurance on behalf of any person who is a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

     See also the undertakings set out in response to Item 17 herein.

ITEM 16. EXHIBITS.

     The following exhibits are filed with this Registration Statement:

EXHIBIT
NUMBER                          DESCRIPTION OF EXHIBIT
-------                         ----------------------
  3.1(b)     Certificate of Designations of Series A Convertible
             Preferred Stock filed with the Delaware Secretary of State on February 27, 1998 is incorporated by reference to Exhibit
             3.2 to the Registrant's Registration Statement on Form S-3
             filed with the Securities and Exchange Commission on May 1,
             1998 (File No. 333-51685).
  3.2(b)     Certificate of Designations, Preferences and Rights of
             Series D Convertible Preferred Stock filed with the Delaware
             Secretary of State on March 30, 1999 is incorporated by
             reference to Exhibit 3.1 of the Registrant's current Report on Form 8-K filed with the Securities and Exchange
             Commission on April 2, 1999 (File No. 000-25374).
  4.1(b)     Preferred Stock Purchase Agreement by and between the
             Registrant and Microsoft Corporation dated February 26, 1998 is incorporated by reference to Exhibit 4.4 to Amendment No.
             2 to the Registrant's Registration Statement on Form S-3
             filed with the Securities and Exchange Commission on June 5,
             1998 (File No. 333-51685).
  4.2(a)(b)  Investors Rights Agreement by and between the Registrant and
             Microsoft Corporation dated February 27, 1998 is
             incorporated by reference to Exhibit 4.5 to Amendment No. 2 to the Registrant's Registration Statement on Form S-3 filed with the Securities and Exchange Commission on June 5, 1998
             (File No. 333-51685).
  4.3(b)     Securities Purchase Agreement, dated as of March 30, 1999, by and among the Registrant and the buyers listed on the
             Schedule of Buyers thereto is incorporated by reference to
             Exhibit 4.1 to the Registrant's Current Report on Form 8-K
             filed on April 2, 1999 (File No. 000-25374).
  4.4(b)     Form of Warrant issued to holders of the Series D
             Convertible Preferred Stock is incorporated by reference to
             Exhibit 4.2 to the Registrant's Current Report on Form 8-K
             filed on April 2, 1999 (File No. 000-25374).
  4.5(b)     Registration Rights Agreement, dated as of March 30, 1999, by and among the Registrant and the holders of the Series D
             Convertible Preferred Stock is incorporated by reference to
             Exhibit 4.3 to the Registrant's Current Report on Form 8-K
             filed on April 2, 1999 (File No. 000-25374).
  5.1(b)     Opinion of Cooley Godward LLP.
 23.1        Consent of KPMG LLP, independent auditors.
 23.2(b)     Consent of Cooley Godward LLP (included in Exhibit 5.1).
 24.1(b)     Power of Attorney.

---------------
  (a) Certain portions of this document are subject to an Application for Confidential Treatment filed with the Commission on May 1, 1998.

  (b) Previously filed.

ITEM 17. UNDERTAKINGS.

     A. The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     D. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     E. The undersigned Registrant hereby undertakes that:

          (1) For the purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

          (2) For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Sunnyvale, State of California on August 18, 1999.


                                          GENERAL MAGIC, INC.

                                          By:       /s/ STEVEN MARKMAN
                                             -----------------------------------
                                              Steven Markman
                                              President, Chief Executive Officer
                                              and Chairman of the Board of
                                              Directors

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


                  SIGNATURE                              TITLE                  DATE
                  ---------                              -----                  ----

             /s/ STEVEN MARKMAN                President, Chief Executive  August 18, 1999
---------------------------------------------   Officer, Chairman of the
               Steven Markman                  Board, Director (Principal
                                                   Executive Officer)

*                                               Chief Operating Officer    August 18, 1999
---------------------------------------------     and Chief Financial
James P. McCormick                                 Officer (Principal
                                                     Financial and
                                                  Accounting Officer)

*                                                       Director           August 18, 1999
---------------------------------------------
Michael E. Kalogris

*                                                       Director           August 18, 1999
---------------------------------------------
Dennis F. Strigl

*                                                       Director           August 18, 1999
---------------------------------------------
Susan G. Swenson

*                                                       Director           August 18, 1999
---------------------------------------------
Philip D. Knell

*                                                       Director           August 18, 1999
---------------------------------------------
Roel Pieper

           *By: /s/ STEVEN MARKMAN
   ---------------------------------------
               Steven Markman
              Attorney-in-fact

                               INDEX TO EXHIBITS

EXHIBIT
NUMBER                               DESCRIPTION
-------                              -----------
  3.1(b)     Certificate of Designations of Series A Convertible
             Preferred Stock filed with the Delaware Secretary of State on February 27, 1998 is incorporated by reference to Exhibit
             3.2 to the Registrant's Registration Statement on Form S-3
             filed with the Securities and Exchange Commission on May 1,
             1998 (File No. 333-51685).
  3.2(b)     Certificate of Designations, Preferences and Rights of
             Series D Convertible Preferred Stock filed with the Delaware
             Secretary of State on March 30, 1999 is incorporated by
             reference to Exhibit 3.1 of the Registrant's current Report on Form 8-K filed with the Securities and Exchange
             Commission on April 2, 1999 (File No. 000-25374).
  4.1(b)     Preferred Stock Purchase Agreement by and between the
             Registrant and Microsoft Corporation dated February 26, 1998 is incorporated by reference to Exhibit 4.4 to Amendment No.
             2 to the Registrant's Registration Statement on Form S-3
             filed with the Securities and Exchange Commission on June 5,
             1998 (File No. 333-51685).
  4.2(a)(b)  Investors Rights Agreement by and between the Registrant and
             Microsoft Corporation dated February 27, 1998 is
             incorporated by reference to Exhibit 4.5 to Amendment No. 2 to the Registrant's Registration Statement on Form S-3 filed with the Securities and Exchange Commission on June 5, 1998
             (File No. 333-51685).
  4.3(b)     Securities Purchase Agreement, dated as of March 30, 1999, by and among the Registrant and the buyers listed on the
             Schedule of Buyers thereto is incorporated by reference to
             Exhibit 4.1 to the Registrant's Current Report on Form 8-K
             filed on April 2, 1999 (File No. 000-25374).
  4.4(b)     Form of Warrant issued to holders of the Series D
             Convertible Preferred Stock is incorporated by reference to
             Exhibit 4.2 to the Registrant's Current Report on Form 8-K
             filed on April 2, 1999 (File No. 000-25374).
  4.5(b)     Registration Rights Agreement, dated as of March 30, 1999, by and among the Registrant and the holders of the Series D
             Convertible Preferred Stock is incorporated by reference to
             Exhibit 4.3 to the Registrant's Current Report on Form 8-K
             filed on April 2, 1999 (File No. 000-25374).
  5.1(b)     Opinion of Cooley Godward LLP.
 23.1        Consent of KPMG LLP, independent auditors.
 23.2(b)     Consent of Cooley Godward LLP (included in Exhibit 5.1).
 24.1(b)     Power of Attorney.

---------------
(a) Certain portions of this document are subject to an Application for Confidential Treatment filed with the Commission on May 1, 1998.

(b) Previously filed.